SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Agreement") is made and entered into as of October 1, 2017 (the "Effective Date") by and between **Advantage Sales & Marketing LLC, d/b/a Advantage Solutions**, a California limited liability company ("Advantage"), located at 18100 Von Karman, Suite 1000, Irvine, California 92612, and CCA Industries, Inc. ("Client"), a Delaware Corporation, located at 65 Challenger Road, Suite 340, Ridgefield Park, NJ 07660.

RECITALS

A. Advantage is in the business of providing, on an independent contracting basis, services to assist organizations with EDI Management, Deduction Management, Order Processing, Customer Service and Forms Administration.

B. Client desires to procure one or more of the above-defined services.

C. The parties desire to establish terms and conditions which shall govern the provision of services to Client from Advantage.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Advantage and Client agree to the following:

1. **Definitions.**

   a. "Services" means services to be performed by Advantage as listed in a Work Order.

   b. "Work Order" means a specific statement of work issued by Client on a project-by-project basis during the term of this Agreement for Services which are accepted by Advantage.

2. **Scope of Services.** Advantage shall provide to Client the Services set forth in a Work Order. The initial Work Order is attached to this Agreement as Exhibit A. Additional Work Orders may be issued by Client and accepted by Advantage during the term of this Agreement. Advantage and Client agree that all terms and conditions in any Work Order(s) to be issued hereunder, constitute(s) part of this Agreement and are incorporated into this Agreement by this reference. Should any inconsistency exist or arise between a provision of this Agreement and a provision of any Work Order(s), the provisions of this Agreement shall prevail.

3. **Fees and Invoices.**

   a. Fees and Expenses. Client shall pay Advantage the fees identified in the applicable Work Order for Services and any applicable expenses.

   b. Invoicing. Advantage shall invoice expenses at the beginning of the month following the month in which the Services are performed and expenses incurred.

   c. Payment Terms. Payment by Client is due in full within ten (10) days of receipt of invoice. Payment not received within twenty (20) days of invoice date shall be considered past due. Advantage has the right to cease Services until payment is received on past due invoices.

   d. Payment for Services. Client shall pay for Services provided by Advantage up to the effective date of any termination or expiration of this Agreement.

4. **Taxes.** Client shall be responsible for all federal, state, and local taxes imposed on Client arising from or relating to the Services. Notwithstanding the foregoing, neither party shall be responsible for any taxes imposed on, or with respect to, the other party's employees, gross or net income or receipts.

5. **Travel and Lodging/Training.** Client shall reimburse Advantage for all travel related expenses and all training related expenses if pre-approved in writing by Client. Any and all fees (not including expenses) associated with Training will be set forth in the Work Order. Travel expenses are based upon actual expenses and governed by the following terms and conditions:

   a. Advantage will make all travel arrangements (including hotel, car, and airfare).

   b. Reasonable hotel, surface transportation, and food allowance is hereby authorized by Client. Copies of receipts for these items will be provided to Client.

6. **Term of the Agreement.** This Agreement shall be in effect for a period of two (2) years from the Effective Date of this Agreement unless this Agreement is terminated earlier as provided for in Section 6 (the "Initial Term"). At the end of the Initial Term, the Agreement will renew for additional terms, each with the same duration of the Initial Term (each, a "Renewal Term"), unless either party provides the other party written notice of non-renewal at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term. Should the performance of Services under any Work Order extend beyond the Initial Term or Renewal Term, as applicable, or should the parties execute a Work Order after the effective date of termination of this Agreement, Client agrees that this Agreement shall govern the applicable Work Order and the term of this Agreement shall automatically be extended for such period ending upon completion of performance of the applicable Work Order.

7. **Termination.**

   a. Termination Without Cause. Either party may terminate this Agreement and any Work Orders to this Agreement with or without cause at any time upon at least one hundred eighty (180) days prior written notice to the non-terminating party.

   b. Termination Upon Occurrence of Specific Events. Either party may immediately terminate this Agreement by written notice to the other party on the occurrence of any of the following events:

      i. The dissolution of either party;

ii. Either party ceasing to continue to do business;
iii. The bankruptcy or insolvency of either party.

c. Nonpayment. Advantage, in its sole discretion, may terminate this Agreement and any Work Orders to this Agreement effective upon written notice to Client, if Client fails to pay an Advantage invoice within twenty (20) calendar days of the invoice date.

d. Continuing Services. In the event of termination of this Agreement, Advantage shall be relieved from any obligation to provide further Services hereunder. The continuing provision of Services to Client in completion of any Work Order, or any other similar act after termination of this Agreement, shall not be construed as a renewal or extension of this Agreement for any further term or as a waiver of such termination.

e. Payment Upon Termination. Any termination of this Agreement shall not release Client from the obligation to pay any amounts that may then be owing to Advantage. In the event of termination of this Agreement or any Work Order, all obligations owed by Client to Advantage or other monies owed shall become immediately due and payable without notice of any kind.

8. **Similar Works.** Advantage may develop, use, market and license any products or services that are similar or related to those developed or performed by Advantage for Client to any third party at the sole discretion of Advantage.

9. **Non-Solicitation/Non-Hire.** In further consideration for the Services to be provided by Advantage hereunder, Client agrees that during the term of this Agreement and for six (6) months thereafter, it will not directly or indirectly (a) employ, solicit for employment, or recommend for employment any person employed by Advantage or acting as a representative or independent contractor for Advantage who has performed Services under this Agreement or (b) induce any such employee, representative or independent contractor of Advantage to terminate their relationship with Advantage. The parties agree that in the event there is a breach of this Section, damages would be difficult to estimate and thus the following is a reasonable estimate of such damages. If there is a breach of this non-solicitation provision and Client employs any Advantage employee, representative or independent contractor, Client shall pay a recruitment fee in the way of fifty percent (50%) of the individuals' annualized compensation, including bonuses and commissions, to Advantage.

10. **Cooperation.** Client shall cooperate with Advantage in the performance of services hereunder, including, providing Advantage with reasonable facilities and timely access to data and information. Client shall be responsible for the performance of its employees and agents and for the accuracy and completeness of all data and information provided to Advantage for the purposes of the performance by Advantage of its services hereunder.

11. **Independent Contractor.** Advantage and its employees are not employees of Client for any purpose. Advantage is an independent contractor and nothing contained herein shall constitute employment, agency, joint venture or partnership relationship between the parties. Neither party shall act or represent itself, directly or by implication, as an agent, of the other or in any manner assume or create any obligation on behalf of, or in the name of the other. Advantage has sole control over the manner and means of performing the duties required under this Agreement, including but not limited to, hiring and managing its own employees. Client does not have the right to require Advantage to do anything that may jeopardize the relationship of independent contractor between Client and Advantage Neither party has the power or authority to bind the other to any contract, obligation, express or implied, except as necessary to carry out the purposes of this Agreement or as directed by Client.

12. **Indemnification.** Each party (the "Indemnifying Party") shall hold harmless and indemnify the other party (the Indemnified Party"), the Indemnified Party's directors, officers, employees, agents and other representatives (collectively "Representatives"), from and against any and all claims, demands, actions, proceedings and costs (including reasonable attorney's fees) ("Losses") in any way resulting from and/or arising out of the Indemnifying Party's negligence or willful misconduct. Furthermore, Client shall hold harmless and indemnify Advantage and its Representatives from and against any and all Losses in any way resulting from and/or arising out of: (a) products, point of sale materials and/or other product related materials and/or goods supplied in connection with this Agreement, including but not limited to, any defect in merchandise, or the purpose or use of any product manufactured, produced, or distributed by Client; (b) inaccurate or incomplete information (including but not limited to pricing, promotion, and product information) supplied to Advantage by Client; or (c) information not supplied to Advantage by Client in a timely manner. Nothing in this Section relieves Client from liability for its own act, omission or negligence.

Upon the assertion of any claim or the commencement of any suit or proceedings against an Indemnified Party by any third party, the Indemnified Party shall promptly notify the Indemnifying Party of the existence of such claim and shall give the Indemnifying Party a reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection.

13. **Insurance.** Client shall, at its own expense, obtain and maintain throughout the term of this Agreement and for two (2) years following expiration or earlier termination of this Agreement, Commercial General Liability insurance on an occurrence coverage form, including but not limited to coverage for Products Liability and Personal Injury providing protection in the amount of five million dollars ($5,000,000) per occurrence and annual aggregate against any claims, suits, losses or damages arising as a result of this Agreement. The aforementioned insurance limits shall be referenced on an ACORD form certificate of insurance or its equivalent.

Client's Commercial General Liability and Products Liability must (1) be endorsed to specifically name Advantage as an additional insured; (2) clearly identify that each is Primary and Non-Contributory with any coverage maintained by Advantage; (3) provide that the policy cannot be changed, modified or canceled without thirty (30) days prior written notice to Advantage (any language to the contrary on any ACORD form certificate or its equivalent shall be of no force or effect); and (4) include Severability of Interests (no Cross-Suits exclusions), Contractual Liability Coverage and Defense Outside the Limits of Liability.

14. **Confidentiality.** Each of the parties and their Representatives agree to safeguard and keep in strict confidence and trust, and not at any time divulge to any third party, or use except in pursuance of this Agreement, any confidential information that is disclosed to them or by its very nature would be considered confidential, including, without limitation, know-how, trade secrets, inventions and product designs, future, proposed or unannounced products, contracts, Client lists, employee/contractor lists, financial and pricing information, sales and marketing plans and business information. Confidential information shall not include any information that: (i) is available in the public domain, not as a result of the violation of any undertakings herein, (ii) is available to either party on a non-confidential basis prior to disclosure of it to the other party, (iii) hereafter becomes available from a third party, provided that such source in so acting is not to either party's knowledge violating any duty or agreement of confidentiality, (iv) is independently developed by a party, or (v) is required to be disclosed by operation of law. The obligations of this provision shall survive for a period of five (5) years following the expiration or earlier termination of this Agreement, except that with respect to confidential information that qualifies as trade secret information under applicable laws, the obligations shall continue for as long as such trade secret information qualifies as such.

15. **Limited Warranty; Disclaimer.** Advantage warrants that the Services will conform to the generally accepted industry standards and practices for similar services. Except for the warranty provided in this Section

13, Advantage makes no warranty of any kind, and Advantage disclaims all other warranties, express or implied, including, without limitation, any warranty of non-infringement, any warranty that the services are error-free, and any warranty of merchantability or fitness for any particular purpose regarding the Services delivered to Client under this Agreement.

16. **Limitation of Damages.** IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY EITHER PARTY (OR ANY THIRD PARTY), WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES. THE AMOUNT OF DAMAGES RECOVERABLE BY CLIENT IS LIMITED TO THE AGGREGATE AMOUNT PAID TO ADVANTAGE BY CLIENT FOR THE SERVICES. PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO EXCLUDE OR LIMIT ANY LIABILITY UNDER ANY APPLICABLE LAW OR STATUTE WHICH, UNDER SUCH LAW OR STATUTE, CANNOT BE EXCLUDED OR LIMITED AND NOTHING HEREUNDER SHALL BE DEEMED TO EXCLUDE OR LIMIT ADVANTAGE'S PROFITS OR REVENUE UNDER THIS AGREEMENT OR ANY APPLICABLE WORK ORDER.

17. **Assignment.** Client may not assign any of its rights or delegate any of its duties under this Agreement or the Agreement as a whole without the prior written consent of Advantage.

18. **Force Majeure.** Either party shall not be deemed in breach hereof on account of any delay in performance of any obligation under this Agreement caused in whole or in part by, or otherwise materially related to, the occurrence of a force majeure event, including but not limited to: war of hostility; failure or delay in land, water or air transportation; act of any government or agency, subdivision or branch thereof; or fire, explosion, flood, storm, or other acts of God. Either party shall promptly and timely notify the other of the existence of any force majeure event, the expected delays, and the estimated effect upon its performance hereunder.

19. **Choice of Law.** This Agreement shall be interpreted in accordance with the substantive laws of the State of California, without regard to its conflict of laws rules.

20. **Jurisdiction and Venue.** The parties agree that jurisdiction and venue of any action with respect to a dispute concerning the subject matter of this Agreement shall be exclusively brought in either the state or federal courts, as appropriate, of Orange County, California, and each party hereby irrevocably submits to the personal jurisdiction of such courts.

21. **Dispute Resolution.**

a. Negotiations. The parties agree that they will attempt in good faith to resolve any controversy, claim, dispute or question between them arising out of or relating to this Agreement, including the construction or application of this Agreement, promptly by negotiations between the parties. If a controversy or claim should arise, representatives of the parties will meet at least once and will attempt to resolve the matter. Either of these representatives may request the other to meet within fourteen (14) days, at a mutually agreed time and place.

b. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, or claim arising out of or relating to (i) this Agreement or (ii) the actions or omission of either party in negotiating, performing or enforcing this Agreement. If the foregoing waiver is unenforceable, the parties agree that any such action, proceeding or claim shall be heard by a referee appointed by the court pursuant to California Code of Civil Procedure Section 638 (or other applicable law) and that the fees and expenses of such referee shall be paid equally by Client and Advantage.

22. **Notices.** All notices and other communications between the parties which must or may be given pursuant to this Agreement will be deemed to have been sufficiently given when delivered by personal service or sent by recognized overnight courier service or written telecommunication to the addressee party at the following addresses:

If to Advantage:

Advantage Solutions
588 3 Mile Road N.W.
Grand Rapids, MI 49544
Attn: Sandy Yob

With a copy to:

Advantage Solutions
18100 Von Karman Ave., Suite 1000
Irvine, CA 92612
Attn: Legal Department

If to Client:

CCA Industries, Inc.
Attention: Chief Financial Officer
65 Challenger Road, Suite 340
Ridgefield Park, NJ 07660

23. **Modification, Amendments, Waiver.** This Agreement shall be amended, modified, revised or supplemented only by a dated written instrument executed by Client and Advantage. No waiver of any provision of this Agreement shall be effective unless evidenced by a dated, written instrument executed by the party against whom enforcement is sought. No waiver of any provision hereof shall be construed as a further or continuing waiver of such provisions or of any other provision hereof.

24. **Severability.** In the event that any provision of this Agreement shall be illegal or otherwise unenforceable, such provision may be severed, and the balance of the Agreement shall continue in full force and effect.

25. **Entire Agreement, Survival.** This Agreement and all other Work Order(s), agreements, exhibits, and schedules referred to in this Agreement constitutes the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties. The rights and obligations contained in Sections 3(c) and (d), 4, 12, 14, 15, 16, and 19 through 26, shall survive any termination or expiration of this Agreement.

26. **Electronic Signature(s).** Each person executing this Agreement certifies that (i) he/she has the authority to execute this Agreement on behalf of his/her respective company and (ii) no further corporate action, authorization or approval is required by any officer for him/her to legally bind his/her respective company to this Agreement. The parties agree that the use of an Adobe electronic signature (the "E-Signature") to this Agreement is the legal equivalent of a manual signature and constitutes an acceptance of the validity of this Agreement as if actually signed in writing and is a consent to be legally bound by the terms and conditions of

this of this Agreement. Each party also agrees that no certification authority or other third party verification is necessary to validate the E-Signature and that lack of such certification or third party verification will not in any way affect the enforceability of the E-Signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Advantage Sales & Marketing LLC d/b/a Advantage Solutions	CCA Industries, Inc.
By: [signature]	By: [signature]
Print Name Robert Murray	Print Name: Stephen A. Heit
Title Treasurer	Title: Chief Financial Officer

EXHIBIT "A"
WORK ORDER

Acceptance: This Work Order is issued by Advantage Sales & Marketing d/b/a Advantage Solutions ("Advantage) and accepted by CCA Industries, Inc. ("Client") pursuant to the terms and subject to the conditions of the Services Agreement entered into as of October 1, 2017 (the "Agreement"). Advantage and Client agree that this Work Order is incorporated into the Agreement, and that all terms and conditions in the Agreement shall apply to this Work Order.

Client hereby elects for Advantage to provide the following Services (indicated by a check in the applicable box to the left of the particular Service) and to pay the fees associated with such Services as identified herein:

SERVICES

[X] **EDI Management:**

[X] Electronic Order Service: Upon receipt of Client's manual orders Advantage will send, through electronic means to the Client, Client's manual orders from third party sources (i.e. customers, food brokers).

[X] Advantage will make commercially reasonable efforts to ensure the accuracy of pricing and promotions regarding the Electronic Orders so long as Client forwards to Advantage the "data of record" on a timely basis.

[ ] Advantage will NOT be responsible for ensuring the accuracy of pricing and promotions regarding the Electronic Orders.

[X] Electronic Invoice Service: Advantage will generate, on behalf of Client, Client's customer invoices and send such invoices electronically to Client's customer(s) on behalf of the Client at a frequency specified by Client and agreed to by Client and Advantage.

[X] **Order Processing:** Processing orders on behalf of the Client to distribution centers or directly to Client.

[X] **Customer Service:** Customer interaction, everything from tracking trucks, quality control, telemarketing.

[X] **Invoice Management & Accounts Receivables Reporting:** Create invoice from documentation/electronic file provided by Client or distribution facility, transmit to Retailer. Apply payments to aging with documentation provided by Client and submit aging reports as requested by Client.

[X] **Deduction Management:**

[X] Deduction Management: Advantage shall provide to Client the Deduction Management Services and/or Collection Management Services as identified below (indicated by a check in the applicable box to the left of the particular Service) and to pay the fees associated with such Services as identified herein:

[X] Deduction Management Services: Advantage shall provide Deduction Management Services such as deduction tracking, aging report, and research.

[X] Collection Assistance Services: Client shall identify items that are unauthorized deductions and Advantage shall provide Collection Assistance Services, which shall include assistance in the collection of such, unauthorized deductions (cash discounts, coupon, shortages).

[X] **Forms Administration Services:**

As directed by Client Advantage shall provide Forms Administration Services which will include the creation, modification and preparation of deal sheets & Vendor Agreement as directed by Client personnel.

[X] **Data Sync Services:**

As directed Advantage will publish items on behalf of the client to retailers. Data and specifications information will be provided in writing by Client.

FEES

Monthly Fees for the above selected Services (indicated by a check in the applicable box to the left of the particular Service) shall be 1 % of [COLLECTIONS]or a minimum of $5833.00 monthly. All Fees shall be paid to Advantage in accordance with Section 3 of the Services Agreement.

Agreed and Accepted by:

CCA Industries, Inc.

By: [signature]

Print Name: Stephen A. Heit

Title: Chief Financial Officer

Advantage Sales & Marketing LLC
d/b/a Advantage Solutions

By: [signature]

Print Name Robert Murray

Title Treasurer